Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements Nos. 333-09917, 333-10117, 333-47098 and 333-131044 on Form S-3 and Nos. 333-09911, 333-09909, 333-46086, 333-76812, 333-103101 and 333-131051 on Form S-8 of our report dated December 21, 2006, relating to the consolidated balance sheets of Amtech Systems, Inc. as of September 30, 2006 and September 30, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, included in the 2006 Annual Report on Form 10-K of Amtech Systems, Inc.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
December 21, 2006